EXHIBIT 10.1

STANDBY BUSINESS AGREEMENT

THIS STANDBY BUSINESS COOPERATION AGREEMENT (“Standby BCA”), is entered into as of December 19, 2011 by and between the following parties and shall be effective when signed by all of the Parties, the last of whom shall fill in the date such Party signs (“Effective Date”):

1.   VelaTel Global Communications, Inc., a United States (“US”) corporation, organized under the laws of the state of Nevada, with a principal place of business at 12526 High Bluff Drive, Suite 155, San Diego, California duly and legally represented by George Alvarez, its Chief Executive Officer (“Investor” or “VelaTel”), which terms shall also refer to VelaTel’s wholly owned subsidiary, Gulfstream Capital Partners, Ltd., a Seychelles corporation (“Gulfstream”) to the extent VelaTel elects to acquire the Investor’s Shares through Gulfstream, in which case all obligations, representations and warranties of Investor set forth in this Agreement and the Schedules thereof shall apply jointly and severally to both VelaTel and Gulfstream);

2.   7L Capital Partners Emerging Europe LP a limited partnership incorporated in Guernsey, having its registered office in Guernsey, Carinthia House, 9-12 The Grange, St. Peter Port, GY1 4BF, duly and legally represented by Mr. Salvator Levis (“7LCPEELP”);

3.   Kerseyco Trading Limited, a company incorporated in Cyprus and having its registered office in Cyprus (Agapinoros 2, Iris Tower, 7th Floor Flat/Office 702 Nicosia) duly and legally represented by Mr. Salvator Levis (“Company” or “Kerseyco”);

4.   Verica Radovic (“Shareholder 1”);

5.   Angelina Jevtic (“Shareholder 2”);

6.   Nikola Zelic (“Shareholder 3”);

7.   Zivana Olbina (“Shareholder 4”); and

8.   CLEARCON D.O.O. (formerly: SECI D.O.O.). Beograd (“Shareholder 5”);

(all of the parties mentioned under number 2, 4, 5, 6, 7 and 8 hereinafter referred to jointly as Shareholders).

(Each and all of the aforementioned referred to individually as a “Party” and collectively as the “Parties”)

RECITALS

A.   The Company is the sole owner of Verat D.O.O. (“Verat”).

B.   Verat is a private company for telecommunication services limited by stake, incorporated in Serbia, having its registered office at 37 Boulevard Vojvode Mišića Str, Belgrade.  Verat’s operations include but are not limited to providing wireless broadband access (“WBA”) services to subscribers in Serbia using radio frequency spectrum licenses granted by appropriate Governmental Authorities in Serbia.  Verat’s assets that are used exclusively or primarily to deliver WBA services include eleven (11) fully installed base transceiver stations (“BTS”) and related network core equipment.

C.   Investor is in the business of designing, building, deploying, expanding and operating WBA networks in key markets throughout the world.  Investor has access to investment capital and relationship with vendors advantageous to the business interests of Investor and the Company.

D.   7LCPEELP is an investment fund that also holds an equity interest in other companies with telecommunications assets and operations in the Balkans region.

E.   Investor and 7LCPEELP, on behalf of the Shareholders, have been negotiating the terms of a Business Cooperation Agreement (“BCA”) for Investor to acquire a majority interest in the Company.  Such negotiations have proceeded in tandem with negotiations for Investor to also acquire a majority interest in Herlong Investments Limited (“Herlong”) a holding company with subsidiaries who have telecommunications assets and operations in Croatia and Montenegro.

F.   Investor, 7LCPEELP, Herlong, and the other shareholders of Herlong have recently signed a business cooperation agreement (“Herlong BCA”) for Investor to acquire a 75% equity interest in Herlong.  The Herlong BCA is projected to close in early January 2012.

G.   The Parties have reached agreement on all material terms of the BCA, in a form substantially similar to the Herlong BCA, but for logistical reasons, including Investor’s public disclosure obligation as a US public company, the Parties require additional time to assemble all schedules that will be included in the BCA.  The Parties expect to sign the BCA by January 15, 2012 and to Close the BCA by February 15, 2012.

H.   The Parties enter into this Standby BCA so that Investor can proceed with negotiations with its equipment vendor ZTE Corporation (“ZTE”), and with preliminary engineering in preparation for the improvements to the Company’s WBA infrastructure assets contemplated by the BCA.

I.   The Shareholders shall be entitled to sell all the Common Shares they hold in the Company before or after Closing to a new holding company they shall establish (“NewCo”), in which case NewCo shall enjoy the rights and bear the obligations of the Shareholders as if NewCo were an original contracting party hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

Pursuant to the terms of the BCA, upon terms as similar as possible to the form of the Herlong BCA, and subject to Closing of the BCA, which shall occur on or before February 15, 2012:

1.   Investor shall acquire a 51% equity interest in the Company in exchange for the following investment (“Investor’s 51% Investment”):

(a)   All CAPEX, OPEX, debt service, and other negative cash flow through the date the overall operations of the Company and Verat become cash flow positive, including the full cost and/or financing to design, purchase, install and deploy the following described infrastructure equipment suitable for Verat’s existing WBA operations using Verat’s current and any future WBA licenses, of at least the following minimum components of equipment and service levels;

(b)   Replacement of Verat’s existing 11 BTS with new BTS manufactured by ZTE, including such new antennae, radios and back-up batteries as are necessary for operation of the new BTS, lease payments on sites, and all civil works and towers required to make the sites legally and structurally amendable to installation of the new BTS equipment;

(c)   Replacement of such portion of Verat’s existing core network equipment, switches and software as is necessary to make it compatible with the 11 new BTS and to provide WBA service to at least 33,000 total subscribers based on no more than a 300% over-subscription level (i.e. as many as 11,000 subscribers online simultaneously);

(d)   Provision for national transport of internet connectivity between core network equipment and remote cities, plus point-to-point backhaul via fiber or microwave;

(e)   Administrative, sales, marketing and customer support staff, office space and office equipment required to operate the WBA network(s);

(f)   Consumer premises equipment (CPE), dongles, tablets, handsets, Mi-Fi cards and other devices compatible with the new BTS and core equipment and offered for sale to subscribers to enable connection to the WBA network and carried as inventory for sale;

(g)   Taxes, license fees and other amounts accruing to Governmental Authorities in connection with operations of the WBA network; and

(h)   Debt service on any amounts borrowed from banks to finance any of the foregoing items or other elements of CAPEX or OPEX, as well as debt service on pre-existing debt, to be retired in the ordinary course and according to their various terms.

2.   Subject to Section 10, Investor’s minimum cash commitment for Investor’s 51% Investment (“Investor’s 51% Cash Commitment”) is EUR 2,400,000, payable as follows:

(a)   EUR 350,000 at or before Closing of the BCA;

(b)   The full value of the down payment for any of the equipment included in Investor’s 51% Investment that Investor has paid to ZTE prior to Closing of the BCA; and

(c)   Installments of at least EUR 250,000, each payable at least every 90 days following Closing of the BCA, until Investor’s 51% Cash Commitment is paid in full.

3.   Investor shall be issued Common Stock of the Company representing Investor’s 51% Investment at Closing of the BCA.

4.   At such time as is advantageous, either before or after the signing or Closing of the BCA, Investor may increase its equity interest in the Company to 65% in exchange for the following additional investment (“Investor’s 65% Investment”):

(a)   Such additional CAPEX, OPEX, debt service, and other negative cash flow to finance, design, purchase, install and deploy the following described additional infrastructure equipment of at least the following minimum components of equipment and service levels;

(b)   Fifteen additional new BTS manufactured by ZTE (bringing the total to 26 BTS) including such additional antennae, radios and back-up batteries as are necessary for operation of the additional BTS, lease payments on sites, and all civil works and towers required to make the sites legally and structurally amendable to installation of the additional BTS equipment;

(c)   Replacement or upgrade of such portion of Verat’s then existing core network equipment (including components previously replaced or upgraded under Investor’s 51% Investment), switches and software as is necessary for the total 26 BTS to provide WBA service to at least 78,000 total subscribers based on no more than a 300% over-subscription level (i.e. as many as 26,000 subscribers online simultaneously);

(d)   Such increased quantities of the items described in Section 1(d)-(h) as is necessary based on the additional equipment, software and subscriber capacity described in Section 4(a)-(c).

5.   Subject to Section 10, Investor’s minimum cash commitment for Investor’s 65% Investment (“Investor’s 65% Cash Commitment”) is EUO 3,000,000, which amount is inclusive of Investor’s 51% Cash Commitment, payable as follows:

(a)   The same EUR 350,000 at or before Closing of the BCA, if Investor decides to make Investor’s 65% Investment instead of Investor’s 51% Investment;

(b)   The full value of the down payment for any of the equipment included in Investor’s 65% Investment and not previously paid to ZTE pursuant to Investor’s 51% Investment;

(c)   Additional installments of at least EUR 250,000, each payable every 90 days following either Closing of the BCA or the last payment Investor makes under Section 2(c), until Investor’s 65% Cash Commitment is paid in full.

6.   Investor shall be issued Common Stock of the Company representing Investor’s 65% Investment at Closing of the BCA, or if Closing of Investor’s 51% Investment has already occurred, within 30 days of making the down payment described in Section 5(b).  Such increase in Investor’s equity in the Company may be accomplished by any combination of transfer of shares of Common Stock from Shareholders or issuance of new additional Shares, in the discretion of the Company’s Board of Directors.

7.   At such time as is advantageous after the Closing of the BCA, either as a result of subscriber growth within Verat’s existing license territory, and/or if Verat is awarded licenses covering additional geographic regions in Serbia, Investor may increase its equity interest in the Company to 75% in exchange for the following additional investment (“Investor’s 75% Investment”):

(a)   Such additional CAPEX, OPEX, debt service, and other negative cash flow to finance, design, purchase, install and deploy the following described additional infrastructure equipment of at least the following minimum components of equipment and service levels;

(b)   Twenty-four additional new BTS manufactured by ZTE (bringing the total to 50 BTS) including such additional antennae, radios and back-up batteries as are necessary for operation of the additional BTS, lease payments on sites, and all civil works and towers required to make the sites legally and structurally amendable to installation of the additional BTS equipment;

(c)   Replacement or upgrade of such portion of Verat’s then existing core network equipment (including components previously replaced or upgraded under Investor’s 51% and 65% Investments), switches and software as is necessary for the 50 BTS to provide WBA service to at least 150,000 total subscribers based on no more than a 300% over-subscription level (i.e. as many as 50,000 subscribers online simultaneously);

(d)   Such increased quantities of the items described in Section 1(d)-(h) and as is necessary based on the additional equipment, software and subscriber capacity described in Sections 7(a)-(c).

8.   Subject to Section 10, Investor’s minimum cash commitment for Investor’s 75% Investment (“Investor’s 75% Cash Commitment”) is EUR 4,200,000, which amount is inclusive of Investor’s 51% and 65% Commitments, payable as follows:

(a)   EUR 400,000 upon Investor’s decision to increase to Investor’s 75% Investment;

(b)   The full value of the down payment for the equipment included in Investor’s 75% Investment and not previously paid to either ZTE or the Company pursuant to Investor’s 51% and 65% Cash Commitments combined; and

(c)   Additional installments of at least EUR 250,000, each payable every 90 days following the last payment Investor makes under Section 2(c) or 5(c), until Investor’s 75% Cash Commitment is paid in full.

9.   Investor shall be issued Common Stock of the Company representing Investor’s 75% Investment within 30 days after making both of the payments described in Section 8(a) and (b).  Such increase in Investor’s equity in the Company may be accomplished by any combination of transfer of shares of Common Stock from Shareholders or issuance of new additional Shares, in the discretion of the Company’s Board of Directors.

10.   Investor’s Cash Commitment with respect to installments under Sections 2(c), 5(c) and 8(c) are each subject to a limitation that at such time as the Independent Accountant confirms, based on audited financial statements, that the operations of the Company and Verat have achieved cash flow positive (after due allowance for reserves for taxes, working capital and other contingent liabilities), any future payment called for under such Sections (i.e. 2(c), 5(c), or 8(c)) shall be deferred.

11.   Investor and 7LCPEELP shall each be entitled to Redeemable Preference Shares, as that term is understood and at the same issuance price and redemption rate described in the Herlong BCA.  At Closing of the BCA, 7LCPEELP shall be entitled to 7,000,000 Redeemable Preference Shares.  At Closing of the BCA, Investor shall be entitled to that number of Redeemable Preferred Shares representing the value of the amount Investor pays at Closing, plus such amount as Investor pays to ZTE prior to Closing of the BCA and which is credited against either Investor’s 51% or 65% Investment, as the case may be.  Investor and 7LCPEELP shall each be entitled to additional Redeemable Preference Shares based on amounts either invests from time to time either after Closing of the BCA or prior to Closing of the BCA and not paid or incurred as of the Effective Date of this Standby BCA.

12.   This Standby BCA is a full binding and enforceable contract as of the Effective Date.  For the avoidance of doubt, all terms of the Herlong BCA not unique to or inconsistent with this Standby BCA are incorporated by this reference, and the term “Shareholders” shall have the same meaning as the Herlong BCA with the substitution of the shareholders of the Company for the shareholders of Herlong.

IN WITNESS WHEREOF, the Parties hereto have caused this Standby BCA to be duly executed by their respective authorized officers as of the date first above written.

7LCPEELP 7L CAPITAL PARTNERS EMERGING EUROPE LIMITED By /s/ Salvator I. Levis Salvator I. Levis, Authorized Signatory for 7L Capital Partners Emerging Europe L.P.	INVESTOR VELATEL GLOBAL COMMUNICATIONS, INC. By: /s/ George Alvarez George Alvarez, its Chief Executive Officer

Company KERSEYCO TRADING LIMITED By /s/ Aristides C. Fronistas Aristides C. Fronistas Authorized Signatory for Kerseyco Trading Limited
VERICA RADOVIC /s/ Salvator I. Levis Salvator I. Levis, as attorney in fact per POA	ANGELINA JEVTIC /s/ Salvator I. Levis Salvator I. Levis, as attorney in fact per POA

NIKOLA ZELIC /s/ Salvator I. Levis Salvator I. Levis, as attorney in fact per POA	ZIVANA OLBINA /s/ Salvator I. Levis Salvator I. Levis, as attorney in fact per POA

CLEARCON D.O.O. (formerly: SECI D.O.O) BEOGRAD By /s/ Salvator I. Levis Salvator I. Levis, as attorney in fact per POA